UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
_________________________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  November 1, 2011

CHAMPIONS ONCOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-17263	52-1401755
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

1 University Plaza, Suite 307, Hackensack, New Jersey 07601
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (410) 369-0365

Applicable
(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 1, 2011, Champions Oncology, Inc. (the “Company”) announced the appointment of Gary G. Gemignani, age 46, as Executive Vice President and Chief Financial Officer effective November 1, 2011.

Under the terms of Mr. Gemignani’s employment, Mr. Gemignani will receive an annual base salary of $240,000, plus benefits.  In addition, he is eligible to participate in the Company’s Incentive Bonus Plan, pursuant to which Mr. Gemignani will be eligible to receive (for the Company’s fiscal year 2012) up to 25% of his annual base salary paid in cash, stock or stock options, or any combination thereof, at the Company’s discretion.  All amounts under the Company’s Executive Incentive Plan will be prorated based on Mr. Gemignani’s November 1 employment date.

In addition, upon Board approval, Mr. Gemignani will receive an option to purchase 650,000 shares of the Company’s common stock under the terms of the Company’s 2010 Equity Incentive Plan, at an exercise price equal to the market price of the shares on the date of grant.  The options will vest and be exercisable 25% per year for each of Mr. Gemignani’s first full four years of employment.

Mr. Gemignani’s employment may be terminated by either party at any time.  In the event Mr. Gemignani’s employment is involuntarily terminated by the Company without cause, he will receive a severance payment equal to six months’ base salary.

A copy of the Company’s press release announcing the appointment is attached hereto as Exhibit 99.1.

Item 8.01.  Other Events.

On November 1, 2011, the Company announced the opening of its Hackensack, New Jersey Corporate office.  Prior to the opening of the new office, the Company’s corporate offices were located in Baltimore, Maryland. The new Corporate office is located at One University Plaza, Suite 307, Hackensack, New Jersey.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

The following exhibits are filed herewith:

Exhibit No.
10.1                      Employment Letter of Gary G. Gemignani, EVP and CFO
99.1                      Press Release dated November 1, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHAMPIONS ONCOLOGY, INC. (Registrant)

Date: November 1, 2011	By:	/s/ Joel Ackerman
Joel Ackerman
Chief Executive Officer